As filed with the Securities and Exchange Commission on August 2, 2011

Registration No. 333-83171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NIC INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2077581
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

25501 West Valley Parkway, Suite 300 Olathe, Kansas	66061
(Address of Principal Executive Offices)	(Zip Code)

1998 Stock Option Incentive Plan
Employee Stock Purchase Plan
2004 Amended and Restated Stock Option Plan
(Full title of the plan(s))

William F. Bradley, Jr., Esq.
Chief Operating Officer, General Counsel and Secretary
NIC Inc.
25501 West Valley Parkway, Suite 300
Olathe, Kansas 66061
(Name and address of agent for service)

(877) 234-3468
(Telephone number, including area code, of agent for service)

 Copy to:
John A. Granda, Esq.
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

No additional shares of Common Stock are being registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-83171). Therefore, no further registration fee is required. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1999 National Information Consortium Employee Stock Purchase Plan (the "Plan") described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this Registration Statement omits certain information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act.  Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant or the Plan, as applicable, with the SEC are hereby incorporated by reference in this Registration Statement:

●
The Registrant's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011, including portions of the Registrant's Annual Proxy Statement filed with the SEC on March 25, 2011 that are incorporated by reference therein;

●	The Plan's Annual Report on Form 11-K for the year ended March 31, 2011 filed with the SEC on June 29, 2011;

●
The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 4, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 2, 2011;

●	The Registrant's Current Reports on Form 8-K filed with the SEC on January 13, 2011, February 3, 2011, and May 6, 2011; and

●
The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A/A (File No. 000-26621) filed with the SEC on May 28, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant or the Plan, as applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

As permitted by the Delaware General Corporation Law of the State of Delaware (the "DGCL"), the Registrant's Certificate of Incorporation provides its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL gives the Registrant the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Article X of the Registrant's Certificate of Incorporation provides Section 145 coverage of indemnification and advancement of expenses to each person who is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the Registrant's request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or employee benefit plan, to the fullest extent permitted under Delaware law.

The Registrant maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

The Registrant enters into indemnification agreements with each of its directors and executive officers.  The indemnification agreements supplement existing indemnification provisions of the Registrant's Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Stinson Morrison Hecker LLP*
23.1	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)*
23.2	Consent of PricewaterhouseCoopers LLP**
24.1	Power of Attorney*

99.1
2004 Amended and Restated Stock Option Plan, formerly known as the 1998 Stock Option Plan (incorporated by reference to Exhibit 4.6 to the Registrant's Post-Effective Amendment No. 1 to  the Registration Statement on Form S-8 filed with the SEC on May 10, 2004 (File. No. 333-83171))

99.2
1999 National Consortium Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 filed with the SEC on May 6, 1999 (File. No. 333-77939))

* Previously filed. ** Filed herewith.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Post-Effective Amendment No. 4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this 2nd day of August, 2011.

NIC INC.,
a Delaware corporation

By:	/s/ Harry H. Herington
Name:	Harry H. Herington
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Harry H. Herington	Chairman of the Board and Chief	August 2, 2011
	Harry H. Herington	Executive Officer (Principal Executive Officer)

By:	*	Chief Financial Officer (Principal	August 2, 2011
	Stephen M. Kovzan	Financial Officer)

By:	/s/ Aimi Daughtery	Chief Accounting Officer (Principal	August 2, 2011
	Aimi Daughtery	Accounting Officer)

By:	*	Lead Independent Director	August 2, 2011
Art N. Burtscher

By:	*	Director	August 2, 2011
Daniel J. Evans

By:	*	Director	August 2, 2011
Ross C. Hartley

By:	*	Director	August 2, 2011
Alexander C. Kemper

By:	*	Director	August 2, 2011
Pete Wilson

* By:	/s/ Harry H. Herington		August 2, 2011
Harry H. Herington, Attorney-in-fact

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Form S-8 Post-Effective Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this 2nd day of August, 2011.

1999 NATIONAL INFORMATION CONSORTIUM EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ William F. Bradley, Jr.
Name:	William F. Bradley, Jr.
Title:	Chief Operating Officer and General Counsel of NIC Inc.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Stinson Morrison Hecker LLP*

23.1	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP**

24.1	Power of Attorney*

99.1
2004 Amended and Restated Stock Option Plan, formerly known as the 1998 Stock Option Plan (incorporated by reference to Exhibit 4.6 to the Registrant's Post-Effective Amendment No. 1 to  the Registration Statement on Form S-8 filed with the SEC on May 10, 2004 (File. No. 333-83171))

99.2
1999 National Consortium Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 filed with the SEC on May 6, 1999 (File. No. 333-77939))

* Previously filed. ** Filed herewith.